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                                                                     EXHIBIT 2.3



                            SETTLEMENT AGREEMENT AND
                                 MUTUAL RELEASE


         THIS AGREEMENT is made and entered into as of the 16th day of August, 2000, by and between Telect, Inc., ("Telect") and Thomas & Betts Corporation and Thomas and Betts International, Inc. (collectively "T&B").

                                    RECITALS

         WHEREAS, the parties hereto are parties to a certain Asset Purchase Agreement dated as of March 6, 2000 (the "Purchase Agreement"), whereby Telect purchased certain assets from T&B, including the inventory identified in Exhibit A hereto (the "NTI related inventory");

         WHEREAS, certain disputes have arisen between the parties concerning the value of the NTI related inventory included in the purchase;

         WHEREAS, the parties desire to compromise the disputes regarding the NTI inventory upon the terms and conditions set forth herein.

         NOW, THEREFORE, for and in consideration of the foregoing and the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. The NTI related inventory will be shown as having no value on the Closing Date Pro Forma Asset Value List.

         2. T&B does not want Telect to ship the NTI related inventory back to T&B. Instead, T&B has requested that Telect destroy all of the NTI related inventory and then provide it with a written certification that the destruction has occurred.

         3. Within thirty (30) days of the date of this Agreement and at no expense to T&B, Telect shall destroy, or shall cause to be destroyed, all NTI related inventory, including without limitation, all NTI finished goods and each and every component part thereof, acquired by Telect from T&B. Upon the destruction of the NTI related inventory and all component parts thereof, Telect shall certify such destruction in writing to T&B, and notify T&B of the amount of any salvage payments received in connection with the destruction of the NTI related inventory. Provided, however, Telect shall have no obligation to try and obtain any salvage payments



SETTLEMENT AGREEMENT AND
MUTUAL RELEASE - 1
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         4. Telect agrees that it shall not sell any finished good or component part of the NTI related inventory, nor shall Telect incorporate any component part from the NTI related inventory into any of its products or otherwise use any such component parts in any manner.

         5. Upon the receipt of written certification from Telect of the destruction of the NTI related inventory and all component parts thereof, T&B shall comply with Section 2(f) of the Purchase Agreement and credit in favor of Telect the amount of $1,497,070.00, less any salvage value received by Telect, to be reflected as a post-closing adjustment of the purchase price paid by Telect under the Purchase Agreement.

         6. Any payments received for the salvage value of the NTI related inventory, if any, shall be the sole property of Telect.

         7. Telect acknowledges that its failure to destroy all NTI related inventory in Telect's possession and to refrain from the sale and/or use of the NTI related inventory and component parts as certified herein will result in irreparable harm to T&B, the amount of which will be difficult to ascertain and for which there is no adequate remedy at law; and, therefore, agrees that, in the event that Telect fails to perform the matters undertaken by Telect in this Agreement and in addition to all other remedies available at law and in equity, T&B shall have the right to immediate injunctive relief enjoining or restraining Telect from selling or using any NTI related inventory and/or component parts and compelling the destruction of all NTI related inventory.

         8. Upon the performance of this Agreement by the parties, the parties agree to release, indemnify and hold one another harmless from any and all claims, demands, and causes of action arising out of or related to the value of the NTI related inventory. The parties agree that this release shall apply only to claims, demands and causes of action that arise out of or relate to the value of the NTI related inventory, and expressly reserve all other possible claims, demands and causes of action that may arise out of the Purchase Agreement and the relationship between the parties.

         9. This Agreement embodies the entire understanding between the parties concerning the NTI related inventory, and supersedes and cancels all prior or contemporaneous agreements or understandings, written or oral, with respect to such subject matter. This agreement may not be amended or modified except by further written agreement between the parties.

         10. This Agreement shall be interpreted and enforced under the laws of the State of Washington without regard for principles of conflicts of law.

         11. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, void, or unenforceable, the parties will deem such provision to be modified to the extent necessary to allow it to be enforced to the extent allowed by law, or if it cannot be modified, the provision shall be severed and deleted from the Agreement, and the remainder of the Agreement shall continue in full force and effect.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



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MUTUAL RELEASE - 2
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TELECT, INC.                                THOMAS & BETTS CORPORATION



By:__________________________               By:____________________________
Name: _______________________               Name: _________________________
Title:_________________________             Title:_________________________

                                            THOMAS & BETTS INTERNATIONAL, INC.



                                            By:___________________________
                                            Name: ________________________
                                            Title:________________________



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MUTUAL RELEASE - 3